EXHIBIT 99.1

Care Concepts I, Inc. Rescinds the iBill Closing and Delays Acquisition

Friday September 24, 3:00 pm ET

POMPANO BEACH, Fla.--(BUSINESS WIRE)--Sept. 24, 2004--Care Concepts I, Inc. (AMEX:IBD - News) announced here today that it has rescinded the closing of its acquisition of Media Billing Company, LLC and its wholly owned subsidiary Internet Billing Company LLC ("iBill") that was purchased from Penthouse International, Inc. in August 2004. On September 20, 2004, the Company received a notice from the AMEX of its intention to de-list the Company's Common Stock from trading on the exchange, pending a hearing requested by the Company. By agreeing to rescind the closing of the iBill acquisition unless and until the Company has satisfactorily resolved all listing eligibility issues and receives all necessary AMEX approvals related to the iBill transaction, the staff of the AMEX has agreed to withdraw its notice of intent to de-list the Company's securities. There can be no assurance that the Company will be able to satisfactorily resolve all listing issues or that it will receive all such AMEX approvals associated with the iBill transaction.

The notice from the staff provides that in the opinion of the staff the Company was not in compliance with applicable continued listing standards as follows:

1. The Company has not fully furnished information requested by the Exchange related to the acquisition of Media Billing Company, LLC (iBill);

2. The Company's acquisition of iBill raises public interest concerns pursuant to Section 1003(f)(iii);

3. The Company has issued or authorized its transfer agent to issue additional shares of its common stock without the Exchange's approval;

4. The Company issued 20% or more of its currently outstanding shares of common stock without obtaining prior approval of its shareholders;

5. The disclosure in the Company's 8-KA dated September 2, 2004 regarding the number of shares of common stock issued to Penthouse in the iBill acquisition contained material omissions and inconsistencies, and;

6. The Company completed an acquisition, the net effect of which was that the Company was acquired by an unlisted company and the Company did not provide adequate information to the staff for it to determine whether the post transaction company meets the initial listing standards as required by Section 341 of the Company Guide

The Company intends to furnish the information on a timely basis and is hopeful that the staff of the AMEX will, upon receipt and review of such information, provide all necessary approvals for the iBill acquisition to be completed. If for any reason, however, that AMEX approval has not been obtained by January 21, 2005, the Company will nevertheless close the acquisition, withdraw from the AMEX and seek to re-list its common stock on an alternate stock exchange.

The Company's common stock was halted for trading on Tuesday, September 21, 2004. The management of the Company believes that there may have been a disclosure of certain material non-public information concerning the above-referenced letter.

In commenting on the restructure of the iBill acquisition, Gary Spaniak, Jr., the Company's President stated, "It is the Company's clear objective to resolve with the AMEX all issues relating to the iBill acquisition and to permit the continued trading of its stock on the AMEX for the benefit of its shareholders." Mr. Spaniak also stated that the Company intends to engage a compliance officer with respect to the corporate governance operation of the Company and in compliance with the provisions of the Sarbanes Oxley Act. The stock is expected to resume trading Monday morning on the American Stock Exchange.

About the Internet Billing Company

Internet Billing Company (iBill) sells access to online services and other downloadable products (music, games, videos, personals, etc.) to consumers through proprietary web-based payment applications. The iBill online payments systems manage transaction authorization on the global financial networks such as Visa® and Master Card® and simultaneously provide password management controls for the life of the subscribing consumer. On-demand CRM (Customer Relationship Management) applications are provided to registered independent merchants, typically small and medium sized businesses seeking a cost effective technology platform to outsource non-core banking and finance functions. Since 1996, iBill has established a trusted brand with consumers and online businesses with 27 million customers in 38 countries. Prior to its acquisition by the Company iBill was a subsidiary of Penthouse International, Inc. (OTCBB:PHSL - News). In March 2004 Penthouse acquired iBill from InterCept, Inc., a NASDAQ NMS company.

About Care Concepts I, Inc.

Care Concepts I, Inc., (AMEX:IBD - News) is a media and marketing holding company with assets including: Forster Sports, Inc., a sports-oriented, multi-media company that produces sports radio talk shows; and iBidUSA.com, a popular website which showcases products and services in an auction format starting with an opening bid of about 30% percent of the retail value. Internet Billing Company (iBill), which sells access to online services and other downloadable products (music, games, videos, personals, etc.) to consumers through proprietary web-based payment applications. Since 1996, iBill has established a trusted brand with consumers and online businesses with 27 million customers in 38 countries. Care Concepts I, Inc., actively and regularly pursues additional acquisition opportunities to enhance its portfolio holdings and iBill.

Statements about the Company's future expectations, including future revenues and earnings and all other statements in this press release, other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. The Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comment made with this press release, the Company will appropriately inform the public.

—————————

Contact:

     For Care Concepts I, Inc., Pompano Beach

     Wolfe Axelrod Weinberger Assoc. LLC

     Stephen D. Axelrod/Andria Arena, 212/370-4500

     steve@wolfeaxelrod.com

     or

     Investor Relations Contact:

     Investor Relations Services, Inc., New Smyrna Beach, Fla.

     David Kugelman, 386/409-0200

     invrel@invrel.net

—————————

Source: Care Concepts I, Inc.